UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 27, 2014
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657
(Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on Form 8-K, on August 1, 2014, by resolution and without a written agreement, the Board of Directors (“Board”) of Silver Dragon Resources Inc. (the “Company”) approved a loan facility pursuant to which Travellers International Inc., an Ontario corporation (the “Creditor”), a company controlled by the Company’s President, Chief Executive Officer and Principal Financial and Accounting Officer, Marc Hazout, had made certain historical loans to or for the benefit of the Company and could in the future make future loans to or for the benefit of the Company. The Board resolved (1) to treat all historical loans, and any potential future loans, as unsecured, due on demand and non-interest bearing and (2) to retain the discretion to terminate its prospective approval of potential future loans at any time.

Since the date of the Company’s Form 8-K filed on August 1, 2014, the Creditor has loaned to the Company the additional amounts set forth below (all amounts in Canadian dollars).

Date	Loan Amount Advanced
September 2, 2014	29,000.00
October 1, 2014	15,000.00
October 22, 2014	6,000.00
November 27, 2014	15,000.00

As of November 28, 2014, the aggregate principal amount of loans outstanding was CDN$210,000, or approximately US$183,775 based on the noon exchange rate reported by the Bank of Canada on November 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: November 28, 2014	/s/ Marc Hazout
By: Marc Hazout, President, CEO and
Principal Financial and Accounting Officer